Exhibit 23.3

[Letterhead of Federation of Indian Chambers of Commerce and Industry]

Leena Jaisani

Director & Head - Entertainment

March 22, 2012

Kishore Lulla

Chief Executive Officer

and Executive Chairman

Eros International Plc

13 Manchester Square

London W1U3PP

Re: Consent to use of extracts and reference to FICCI-KPMG Indian Media and Entertainment Industry Reports by Eros International Plc (the “Company”)

Dear Mr. Lulla,

Reference is hereby made to the Federation of Indian Chambers of Commerce and Industry (“FICCI”)-KPMG Indian Media and Entertainment Industry Report 2012 (“2012 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2011 (“2011 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2010 (“2010 Report”) and the FICCI-KPMG Indian Media and Entertainment Industry Report 2009 (“2009 Report”, and together with 2010 Report, 2011 Report and 2012 Report, the “Reports”).

We hereby consent to the inclusion of our name, extracts of the Reports and reference to, or summaries of, the Reports in any document issued by the Company, including any registration statement or prospectus of the Company for the registration of its ordinary shares filed with the United States Securities and Exchange Commission and any other documents that may be filed, submitted or used in connection with such registration.

Yours sincerely,

/s/ Leena Jaisani

Authorized Signatory